Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Megan McDonnell

NEW YORK & COMPANY, INC. REPORTS SEPTEMBER SALES RESULTS

Company Revises Guidance

New York, New York – October 6, 2005 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 515 stores, announced today that total net sales for the five-week period ended October 1, 2005 increased 7.5% to $104.9 million, as compared to $97.6 million in the prior year period. Comparable store sales decreased 0.4% for the five-week period ended October 1, 2005 compared to a comparable store sales increase of 4.6% in the prior year period.

Total net sales for the thirty-five week year-to-date period ended October 1, 2005 increased 4.8% to $702.3 million, as compared to $670.0 million in the prior year period. Comparable store sales increased 0.1% for the thirty-five week period ended October 1, 2005 compared to a comparable store sales increase of 12.5% in the prior year period.

Richard P. Crystal, Chairman and CEO, stated: “September sales improved significantly compared to August results, which we attribute to our successful City Cash promotion.  Margins, however, were below our expectations as sales were weaker towards the latter part of the month.

Looking to the balance of the year, we believe that our initiatives in merchandising and marketing have us poised to gain market share; however, we are expecting promotional activity to remain above year ago levels, and as a result, have re-priced a number of holiday gift giving items.  Therefore, we are revising our third and fourth quarter guidance to reflect lower sales and gross margin rates and the closure of five stores due to the hurricanes.  Notwithstanding this, we remain confident that our store expansion and productivity enhancement strategies, along with our enticing marketing campaigns and focus on a compelling holiday gift giving assortment, will lead to increased shareholder value and profitability for our Company.”

The Company opened four new stores and closed two stores in September, ending the month with 515 locations and 3.270 million selling square feet in operation.

2005 Guidance

The Company is also updating its full year guidance and guidance for the third and fourth quarters as follows:

Fiscal Year 2005

For the full fiscal year, the Company currently forecasts net sales in the range of $1,105.0 million to $1,118.0 million, including approximately $16.0 million in sales from its recently acquired JasmineSola business from the date of acquisition. This compares to the Company’s previous guidance range of $1,125.0 million to $1,137.9 million and actual fiscal 2004 net sales of $1,040.0 million.  Net income is currently estimated in the range of $51.6 million to $57.3 million, or $0.90 to $1.00 per diluted share, compared to the Company’s previous guidance range of $67.8 million to $72.4 million, or $1.18 to $1.26 per diluted share, and actual fiscal 2004 net income of $17.4 million, or $0.33 per diluted share. The recent hurricanes resulted in $4.1 million and $1.0 million of the reduction in the net sales and net income guidance, respectively, for the fiscal year.

Third Quarter

The Company currently expects net sales for the third quarter of fiscal 2005, including sales of its newly acquired JasmineSola business of approximately $8.2 million, in the range of $248.0 million to $251.0 million, compared to actual third quarter fiscal 2004 net sales of $242.3 million. Comparable store sales are estimated to decrease between 4.0% to 5.0% for the quarter, compared to a comparable store sales increase of 7.0% in the third quarter of fiscal 2004. Net income is estimated in the range of $1.4 million to $2.9 million, or $0.02 to $0.05 per diluted share, compared to a net loss of $(4.6) million, or $(0.10) per diluted share in the third quarter of fiscal 2004.  The recent hurricanes resulted in $1.5 million and $0.5 million of the reduction in the net sales and net income guidance, respectively, for the third quarter.

Fourth Quarter

The Company currently estimates net sales for the fourth quarter of fiscal 2005, including sales of its newly acquired JasmineSola stores of approximately $7.5 million, in the range of $332.4 million to $342.4 million, an increase of 9.8% to 13.1%, compared to actual fourth quarter fiscal 2004 net sales of $302.8 million. Included in this estimate is a comparable store sales increase in the range of 3.0% to 6.0%, compared to a comparable store sales decrease of 2.7% in the fourth quarter of fiscal 2004.  Net income is estimated to be in the range of $16.5 million to $20.6 million, or $0.29 to $0.36 per diluted share, compared to net income of $18.0 million, or $0.32 per diluted share in the fourth quarter of fiscal 2004.  The recent hurricanes resulted in $2.6 million and $0.5 million of the reduction in the net sales and net income guidance, respectively, for the fourth quarter.

Conference Call Information

To listen to New York & Company’s prerecorded September sales message beginning today, Thursday, October 6, 2005 at 8:30 am ET, please dial (877) 519-4471 followed by the conference identification number #5457335.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate the newly acquired Jasmine Company, Inc. business into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our dependence on the success of our brand; (xvii) competition in our market, including promotional and pricing competition; (xviii) our reliance on the effective use of customer information; (xix) the effects of government regulation; (xx) the control of our company by our sponsors; and (xxi) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores. As of October 1, 2005, the Company operated 515 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.